Exhibit 4.9

KRAFT CANADA INC. RETIREMENT PLAN FOR

FORMER NON-UNIONIZED EMPLOYEES OF NABOB FOODS LIMITED

AMENDED AND RESTATED AS OF JANUARY 1, 1995

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	i.

SCHEDULE A	PRIOR PENSIONS AND CREDITED PAST SERVICE

APPENDIX A	PROVINCIAL PROVISIONS

APPENDIX B	GROUP RETIREMENT SAVINGS PLAN

APPENDIX C	RETROACTIVITY

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Article 1—Introduction

1.01	This document constitutes the Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited (the “Plan”) which is the continuation of the Nabob Foods Limited Pension Plan (the “Prior Plan”). The Prior Plan is amended and restated herein as of January 1, 1995. This document replaces the Prior Plan’s provisions which were in force prior to January 1, 1995. The main purposes of this restatement are:

(a)	to comply with Revenue Rules and to clarify certain provisions of the Plan for greater certainty in its administration;

(b)	to reflect new provisions of the Plan effective January 1, 1995;

(c)	to reflect the change in the name of the Plan sponsor.

1.02	The primary purpose of the Plan is to provide retirement income and related benefits for eligible Employees who are employed on and after the Effective Date. It has amended and restated the Prior Plan as of January 1, 1995 with respect to eligible salaried employees and, as such, the Plan has incorporated and preserved the entitlements and benefits accrued prior to January 1, 1995 under the Prior Plan. All assets accumulated under the Prior Plan were therefore consolidated in the Fund established for the Plan, and all liabilities under the Prior Plan are correspondingly assumed under the terms of the Plan.

1.03	Except as may be specifically provided in the other provisions of the Plan and, in particular, in Appendix C, the Plan as contained herein shall be effective from January 1, 1995 and shall be applicable to Members who are in the employment of the Company on or after January 1, 1995. Benefits in respect of a Member whose employment ceased prior to January 1, 1995 shall be determined in accordance with the terms of the Prior Plan at the time of such cessation of employment except as required by Applicable Pension Laws and Revenue Rules, and as specifically provided herein.

1.04	The Plan is intended to be a pension plan accepted for registration under Revenue Rules and Applicable Pension Laws. The Plan shall be designed, written and administered to comply with the registration requirements under Revenue Rules and Applicable Pension Laws. If the Plan fails to comply with such requirements, the Company may in its absolute discretion amend the Plan to comply with such requirements or terminate the Plan.

Any amendment to the Plan is conditional upon acceptance for registration under both Revenue Rules and Applicable Pension Laws, and may be modified or withdrawn by the Company, in its sole and absolute discretion, if the amendment is not accepted for registration under either Applicable Pension Laws or Revenue Rules.

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Article 2—Construction, Interpretation and Definitions

Construction and Interpretation

2.01	The masculine pronoun wherever used herein shall include the feminine pronoun where applicable, and the singular shall include the plural and vice versa, as the context shall require. References to a subparagraph, paragraph, Section, Article, Schedule or Appendix mean a subparagraph, paragraph, Section, Article, Schedule or Appendix in the Plan.

2.02	The Plan and all the rights and obligations hereunder shall be construed, governed and administered in accordance with Revenue Rules and the laws of the Province of British Columbia, except for those rights and obligations which are solely within the jurisdiction of Canada or another province.

2.03	All monetary references in the Plan are to be construed as being expressed in terms of the lawful currency of Canada.

2.04	If any provision of the Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.05	Headings wherever used herein are for reference purposes only, and do not limit or extend the meaning of any of the Plant’s provisions.

Definitions

In the Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.06	“Actuarial(ly) Equivalent” means a benefit of equivalent value but of different form of payment to a specified benefit, as determined on a basis of calculation adopted by the Company on the advice of the Actuary and in effect on the date such determination is being made, provided that such basis is in accordance with Applicable Pension Laws and Revenue Rules. Notwithstanding the foregoing, the Company may adopt a basis that eases administration of the Plan, including the use of unisex factors, provided that such basis is not precluded by Applicable Pension Laws or Revenue Rules.

2.07	“Actuary” means an individual from time to time appointed by the Company to carry out actuarial valuations and provide such actuarial advice and services as may be required from time to time for the purposes of the Plan. The Actuary shall at all times be a person who is a Fellow of the Canadian Institute of Actuaries.

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2.08	“Administrator” means the entity responsible for administering the Plan in accordance with Section 19.01.

2.09	“Applicable Pension Laws” means the Pension Benefits Standards Act (British Columbia) and any regulation pursuant thereto and any amendments or substitutes therefor as well as any similar statute applicable in a particular circumstance and any regulation pursuant thereto adopted by the federal or any provincial government.

2.10	“Beneficiary” means that person last designated by the Member, pursuant to Section 11.05, to receive any benefit payable to a Beneficiary under the Plan in the event of the death of the Member.

2.11	“Board” means the Board of Directors of the Company.

2.12	“Company” means Kraft Canada Inc. and any successor corporation, whether by amalgamation, merger or otherwise. Prior to January 1, 1995, “Company’ means Kraft General Foods Canada Inc. and prior to August 31, 1993, Nabob Foods Limited.

2.13	“Continuous Service” means the service of a Member as defined in Section 4.01.

2.14	“Contributory Service” means the number of years (counting completed days as fractions thereof) in that part of the Member’s Continuous Service on or after January 1, 1995 during which he made contributions under the Plan.

2.15	“Credited Past Service” means the number of years of service prior to January 1, 1995 which was credited to the Member under the Prior Plan, as set out in Schedule A.

2.16	“Credited Service” means the service of a Member as defined in Section 4.02 and subject to the adjustments, exclusions and inclusions specified in Section 4.03.

2.17	“Date of Determination” means the date as of which a benefit is to be calculated under the Plan, as specified in each relevant Section, and being one of:

(a)	a Member’s Retirement Date;

(b)	a Member’s date of termination of employment;

(c)	a Member’s date of death; and

(d)	the date of amendment or discontinuance of the Plan or the date of consolidation or merger of the Plan with another plan.

2.18	“Early Retirement Date” means the date of a Member’s actual retirement determined in accordance with Section 7.02.

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2.19	(a) “Earnings” means the amount of remuneration received from the Company including overtime pay, bonuses and premium pay, but excluding prizes or awards in cash or otherwise.

(b)	“Best Average Earnings” on any Date of Determination means the annual average of his Earnings in the thirty-six (36) consecutive calendar months of employment immediately preceding the Date of Determination or, if higher, in the three (3) calendar years of highest Earnings of the last ten (10) calendar years of employment immediately preceding the Date of Determination or, where the Member’s Continuous Service is less than thirty-six (36) consecutive months, the annual average of his Earnings during his period of Continuous Service;

provided that, for a part-time Employee, the average is computed by using the equivalent full-time service performed during the averaging period.

2.20	“Effective Date” means August 15, 1976.

2.21	“Employee” means a person who is in regular employment with the Company, and who is considered to be paid on a salaried basis, as determined by the Company, but shall not include any employee hired or transferred in a salaried position on or after January 1, 1995 or any person who is actively participating in another pension plan of the Company.

2.22	“Fund” means the fund established for the purposes of the Plan, the assets of which are hold by a Funding Agency under a Funding Agreement.

2.23	“Funding Agency” means a trust or insurance company or any group of individual trustees as eligible under Applicable Pension Laws designated by the Company and holding the whole or a portion of the assets of the Fund at any time pursuant to the terms of a Funding Agreement.

2.24	“Funding Agreement” means any written agreement in force between the Company and any Funding Agency.

2.25	“Interest” means the amount of money credited to Required Contributions in accordance with Article 6.

2.26	“Long-Term Disability” means a physical or mental impairment, as certified in writing by a qualified licensed medical doctor, which:

(a)	meets the qualification criteria for receipt of benefits under the Company’s long-term disability income plan; and

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(b)	prevents the Member from performing:

(i)	during the first two (2) years the impairment satisfies the requirement set out in paragraph (a), the duties of employment in which the Member was engaged before the commencement of the impairment; and

(ii)	thereafter, the duties of a job related to the Member’s skills and experience.

2.27	“Member” means an Employee who has joined the Plan in accordance with Article 3 and who remains contingently or absolutely entitled to a retirement income under the Plan.

2.28	“Normal Retirement Date” means the date specified in Section 7.01.

2.29	“Plan” means the Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited set forth in this document and includes any amendments which are from time to time made hereto.

2.30	“Plan Year” means a calendar year beginning on January 1 and ending on December 31.

2.31	“Postponed Retirement Date” means the date specified in Section 7.03.

2.32	“Prior Pension” means the pension, as set out in Schedule A, that the Member accumulated under the Prior Plan as of December 31, 1994.

2.33	“Prior Plan” means The Nabob Foods Limited Pension Plan, as amended to August 31, 1993.

2.34	“Province of Employment” means, where an Employee reports for work at an establishment of the Company, the province in which such an establishment is located. Where an Employee is not required to report for work at an establishment of the Company or where he is required to report for work at more than one (1) establishment of the Company located in different provinces, “Province of Employment” means the province in which is located the establishment of the Company from which the Employee’s remuneration is paid.

2.35	“Required Contributions” means contributions which the Member is required to make to the Plan in accordance with Article 5.

2.36	“Retirement Date” means the Early, Normal or Postponed Retirement Date on which a Member actually retires or is deemed to retire.

2.37	“Revenue Rules” means the provisions of the Income Tax Act (Canada) and any applicable provincial income tax act, and any relevant regulations thereto, as they may be amended from time to time, pertaining to pension plans or funds registered under the Income Tax Act (Canada) as they are applicable to the Plan.

2.38	“Spouse” means the person specified in the appropriate Schedule of Appendix A.

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2.39 (a)	“YMPE” means, for any period during which an Employee is a contributor to the Canada Pension Plan, the Year’s Maximum Pensionable Earnings established each year under the Canada Pension Plan as amended from time to time and, for any period during which an Employee is a contributor to the Quebec Pension Plan, the Year’s Maximum Pensionable Earnings established each year under the Quebec Pension Plan as amended from time to time.

(b)	“YMPE Average” on any Date of Determination means the annual average of the YMPE in the thirty-six (36) calendar months immediately preceding the Date of Determination or, where the Member’s Continuous Service is less than thirty-six (36) months, the annual average of the YMPE in the calendar months immediately preceding the Date of Determination during which he accrued Continuous Service.

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Article 3—Membership

3.01	Eligibility For Membership

Each person who was a member of the Prior Plan on December 31, 1994 shall automatically remain a Member as of January 1, 1995. No other person shall be eligible to be a Member of the Plan.

3.02	Not a Contract of Employment

Nothing herein contained shall be deemed to give any Employee the right to be retained in the service of the Company or to interfere with the rights of the Company to discharge or lay off any Employee at any time and to treat him without regard to the effect which such treatment might have upon him as a Member.

3.03	No Discontinuance of Membership

While a Member remains in employment with the Company and the Company continues to participate in the Plan, the Member may not discontinue active membership in the Plan.

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Article 4—Service

4.01	Continuous Service

(a)	Continuous Service means the period of uninterrupted employment of a Member with the Company, beginning with the date on which the Member was last hired by the Company, and ending on the earliest of:

(i)	the Member’s no longer being employed by the Company or any other corporation associated with the Company;

(ii)	the Member’s death;

(iii)	the Member’s Retirement Date;

(iv)	the discontinuance of the Plan without immediate substitution of a successor employees’ pension plan.

For Members who were employed with the Company on August 14, 1976, the period of employment with Kelly Douglas and Company Limited shall be included.

(b)	The following shall not constitute interruption of employment:

(i)	discharge, if rehired within ninety (90) days from the date of such discharge;

(ii)	dismissal or separation due to permanent shutdown of a plant, department or subdivision thereof, if rehired within one (1) year from the date of such dismissal or separation;

(iii)	lay-off provided that the Member does not elect to receive benefits in accordance with Article 9 or Article 12 and the period of lay-off does not exceed one (1) year;

(iv)	failure to report for work at the termination of a leave of absence or an extension thereof, with excuse by the Company;

(v)	leave of absence for such period as may be duly authorized by the Company, including leave on account of sickness, accident, disability, maternity or parenting, provided that such leave does not exceed two (2) years;

(vi)	absence for more than two (2) years due to physical disability and such absence is due to a Long-Term Disability incurred while an Employee;

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(vii)	in the event of a national emergency, the Member’s joining the Canadian armed forces or engaging full-time in national service work for Canada.

To the extent, however, that periods are included in Credited Service by virtue of paragraph 4.03(c), then such periods shall also be included in Continuous Service.

4.02	Credited Service

Credited Service with respect to a Member means the sum of his Credited Past Service and his Contributory Service.

4.03	Exclusions, Inclusions and Adjustments of Credited Service

Notwithstanding Section 4.02, Credited Service is subject to the following exclusions, inclusions and adjustments.

(a)	Adjustments for Less-Than-Full-Time Work

With respect to any period of Continuous Service after December 31, 1994 during which the Member is not in full-time employment with the Company, Credited Service shall be computed on a pro rata basis, taking into account the actual number of hours worked by the Member compared to the regular number of hours the Member would have worked had the Member been employed on a full-time basis; provided, however, that Credited Service accrued during such period shall not exceed Credited Service the Member would have accrued had the Member been employed on a full-time basis.

(b)	Exclusions from Credited Service

Credited Service shall not include any period which would result in Credited Service exceeding:

(i)	thirty-five (35) years; less

(ii)	any period of service for which the Member has accrued and remains contingently or absolutely entitled to pension benefits under the terms of another pension plan of the Company.

(c)	Special Inclusions in Credited Service

With respect to service on or after January 1, 1995, Credited Service shall include:

(i)	any period of Credited Service provided under Article 13;

(ii)	any period of lay-off, as described in subparagraph 4.01(b)(iii);

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(iii)	any leave of absence on account of maternity or parenting as may be duly authorized by the Company, provided that such leave does not exceed two (2) years; and

(iv)	any period of leave or military service, other than a period included under subparagraphs (iii) and (iv), during which:

(A)	the Member has no Earnings;

(B)	a legislation applicable to the Member requires that the Member be permitted to make the Plan contributions that would have been required had the Member been active at work during such period; and

(C)	the Member elects to make the contributions specified in subparagraph (B).

For each period included in Credited Service as a result of subparagraphs (iii) and (iv), the number of hours worked by the Member during such period is deemed to equal the average of the hours worked by the Member during the three (3) months preceding such period.

In no event, however, shall the total periods of Credited Service included under subparagraphs (iii) and (iv), in respect of a Member, excluding those throughout which the Member suffers a physical or mental impairment, as certified in writing by a qualified licensed medical doctor, that prevents the Member from performing the duties of employment in which the Member was engaged before the commencement of the impairment, exceed the sum of:

•	five (5) years; and

•	the number of months of parenting leaves, as defined in Revenue Rules, subject to a maximum of thirty-six (36) months of such parenting leaves and a maximum of twelve (12) months for any one parenting leave, such total limit being subject to further adjustment at the sole discretion of the Company, as permitted under Revenue Rules, taking into account the Plan’s pension formula applicable to the Member.

In no event shall any period included in Credited Service under this paragraph (c) cause Credited Service to exceed the maximum period specified in paragraph (b).

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4.04	Re-Employment

(a)	In the event that an Employee terminates employment with the Company other than by retirement and is subsequently re-employed with the Company, his periods of Continuous Service shall be treated separately, and the second period shall be considered to start from the date of said subsequent re-employment for the purposes of the Plan, unless otherwise agreed in writing by the Company under specified applicable conditions or required by Applicable Pension Laws, and as may be permitted under Revenue Rules.

(b)	In the event that an Employee who is receiving retirement income under the Plan is subsequently re-employed with the Company, the Employee’s retirement income shall cease and such Employee shall accrue additional Continuous Service and Credited Service.

When the employee retires on a subsequent Retirement Date, his total pension, payable from this subsequent Retirement Date, will be the initial amount of pension recalculated to take into account the additional Credited Service, Continuous Service, Earnings and the applicable early retirement reduction factors.

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Article 5—Required Contributions

5.01	Required Contributions

(a)	For service prior to January 1, 1995, no contributions are required to be made by the Member.

(b)	(For service on or after January 1, 1995, subject to Section 5.02, in each calendar year or portion thereof, each Member shall contribute to the Plan, by regular payroll deduction, the sum of (i) and (ii):

(i)	two and one-half percent (21/2%) of that part of his Earnings which does not exceed the YMPE; and

(ii)	five percent (5%) of that part of his Earnings which exceeds the YMPE.

Such Required Contributions shall commence on the date of initial membership and shall cease upon the earliest of:

(iii)	the Member’s transfer to a category of employment in which the Member ceases to be an Employee;

(iv)	the Member’s termination of employment;

(v)	the Member’s Retirement Date;

(vi)	the Member’s death;

(vii)	the date of discontinuance of the Plan; and

(viii)	the date on which the Member’s Credited Service attains the maximum period specified in paragraph 4.03(b).

(c)	Such Required Contributions shall be paid into the Fund within the time limits specified in Applicable Pension Laws.

(d)	In no event, however, shall a Member’s Required Contributions in any calendar year exceed the sum of:

(i)	seventy percent (70%) of the Member’s pension credits under the Plan for the calendar year, as determined under Revenue Rules; and

(ii)	$1,000.

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5.02	Non-Contributing Members

The Member shall not contribute to the Plan if the Member suffers a Long-Term Disability or does not receive Earnings while on lay-off or other leave of absence. Upon the Member returning to work after a period of lay-off, leave of absence or Long-Term Disability, Required Contributions shall resume immediately.

5.03	Required Contributions during Leave of Absence

Notwithstanding Section 5.02, where legislation applicable to the Member requires that the Member be permitted to make Required Contributions to the Plan during such period of leave of absence, the Member may elect to make the Required Contributions that he would have been required to make had he been in active employment during such period.

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Article 6—Interest Credits

6.01	Compounding

Subject to Applicable Pension Laws, Interest shall be credited to Required Contributions made during the calendar year based upon one-half (1/2) of the period for which the Member made Required Contributions. Interest shall be compounded annually at the end of each Plan Year, with proportionate Interest up to the first day of the month in which the payment falls due or up to the Member’s Retirement Date, whichever shall first occur.

6.02	Rate of interest

Interest credited to accumulated Required Contributions at the end of each Plan Year shall be at a rate equal to the average rate credited on five year personal fixed term chartered bank deposits (CANSIM Series B14045) for the Plan Year, or such higher rate as may be required under Applicable Pension Laws.

For a Member who terminates during a Plan Year, Interest shall be credited during the year of termination at a rate equal to the average rate credited on five year personal fixed term chartered bank deposits (CANSIM Series B14045) for the twelve (12) month period immediately preceding the Plan Year, or such higher rate as may be required under Applicable Pension Laws.

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Article 7—Retirement Dates

7.01	Normal Retirement

The Normal Retirement Date of a Member is the first (1st) day of the month next following or coincident with the attainment of age sixty-five (65).

7.02	Early Retirement

A Member may retire prior to his Normal Retirement Date on the first (1st) day of any month following the date on which the Member attains age fifty-five (55). The date of the Member’s actual retirement in accordance with this paragraph shall be his Early Retirement Date.

7.03	Postponed Retirement

If a Member continues in the employ of the Company beyond Normal Retirement Date, he shall retire, or be deemed to have retired for the purposes of the Plan, not later than the first (1st) day of December of the calendar year during which the Member attains age sixty-nine (69). The date of the Member’s actual or deemed retirement in accordance with this paragraph shall be his Postponed Retirement Date.

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Article 8—Retirement Income Formula

8.01	The formulae shown in this Article are used in the calculation of the retirement income in respect of a Member, and the amount derived therefrom is the basis on which the actual amount of retirement income will be determined in accordance with the applicable provisions of the Plan.

The annual amount of retirement income as of a Member’s Date of Determination shall be equal to the sum of:

(a)	the Prior Pension as set out for each Member of the Plan in Schedule A; and

(b)	the Formula Pension Credit as defined in Section 8.02.

8.02	Formula Pension Credit

The Formula Pension Credit for a Member shall be an amount equal to:

(a)	one and one-tenth percent (1.1%) of that part of his Best Average Earnings which does not exceed the YMPE Average; plus

(b)	one and eighty-five hundredths percent (1.85%) of that part of his Best Average Earnings which exceeds the YMPE Average;

all multiplied by his Credited Service on or after January 1, 1995.

8.03	Maximum Retirement Income

Notwithstanding the foregoing provisions of this Article, the annual rate, at the Member’s Date of Determination, of the Member’s retirement income under the foregoing provisions of this Article in respect of his Credited Service, shall not exceed the product of (a) and (b) as follows:

(a)	the lesser of

(i)	two percent (2%) of the Member’s Best Average Earnings; and

(ii)	$1,722.22 or such other higher amount that may be acceptable for such purposes under Revenue Rules at the Date of Determination;

(b)	the Member’s Credited Service.

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Article 9—Amount of Retirement Income

9.01	Normal Retirement

A Member who retires on his Normal Retirement Date will receive an amount of retirement income payable from his Normal Retirement Date and computed in accordance with Article 8, using his Normal Retirement Date as the Date of Determination.

9.02	Early Retirement

(a)	A Member who retires while accruing Continuous Service on his Early Retirement Date will receive a retirement income starting, at the Member’s election, on the first (1st) day of any month from his Early Retirement Date to his Normal Retirement Date. Subject to paragraph (d), the amount of his retirement income shall be equal to the amount computed in accordance with Article 8, but ignoring Section 8.03, using his Early Retirement Date as the Date of Determination, multiplied by the early retirement factor determined in accordance with paragraph (b) or (c) hereof, as applicable. For the purposes of this Section and Section 9.03, “Pension Commencement Date” means the date on which the Member elects to start receiving his retirement income.

(b)

For retirement income in respect of Credited Service prior to January 1, 1995, the early retirement factor referred to in paragraph (a) shall be equal to one hundred percent (100%) less one-quarter of one percent ( 1/4%) for each month, if any, that Pension Commencement Date precedes the first (1st) day of the month next following or coincident with the Member’s sixtieth (60th) birthday.

(c)	For retirement income in respect of Credited Service on or after January 1, 1995, the early retirement factor referred to in paragraph (a) shall be equal to one hundred percent (100%) less one-quarter of one percent (1/4%) for each month, if any, that Pension Commencement Date precedes the earliest of:

(i)	his Normal Retirement Date; and

(ii)	the first (1st) day of the month next following or coincident with the date on which he would have both attained age sixty (60) and completed twenty-five (25) years of Continuous Service.

(d)

The annual rate, at Pension Commencement Date, of the retirement income payable to a Member under the foregoing provisions of this Section shall not exceed the amount computed in accordance with Section 8.03, using Pension Commencement Date as the Date of Determination, multiplied by an early retirement factor equal to one hundred percent (100%) less one-quarter percent

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(1/4%) for each month, if any, by which Pension Commencement Date precedes the earliest of:

(i)	the date the Member attains age sixty (60);

(ii)	the date the Member completed, or would have completed had the Member continued in employment after his Early Retirement Date, thirty (30) years of Continuous Service; and

(iii)	the date on which the aggregate of the Member’s age and Continuous Service is, or would have been had the Member continued in employment after his Early Retirement Date, equal to eighty (80) years.

9.03	Bridge Benefit

(a)	In addition to the retirement income specified in Section 9.02, the Member who retires on his Early Retirement Date while accruing Continuous Service will receive a monthly temporary retirement income payable from Pension Commencement Date to the end of the month preceding the earliest of his Normal Retirement Date and the date of his death. This monthly retirement income is equal to one-twelfth (1/12) of one hundred and forty dollars ($140) multiplied by his Credited Service after December 31, 1994.

(b)	The monthly temporary retirement income payable under paragraph (a) at Pension Commencement Date shall not exceed the product of (i) and (ii), where

(i)	is equal to the sum of

(A)	the maximum monthly pension benefit payable under the Old Age Security Act as at Pension Commencement Date; and

(B)	the maximum monthly pension benefit payable under the Canada Pension Plan as at Pension Commencement Date to a person commencing to receive such pension benefit at age sixty-five (65), multiplied by the ratio, not to exceed one (1), that the total of the Member’s remuneration for the three (3) calendar years in which the remuneration is the highest bears to the total of the YMPE for those three (3) years;

(ii)	is equal to the product of:

(A)	the ratio that the lesser of ten (10) and the Member’s Credited Service bears to ten (10); and

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(B)	one hundred percent (100%) less one-quarter of one percent ( 1/4%) for each month, if any, by which Pension Commencement Date precedes the date the Member will attain age sixty (60).

(c)	Notwithstanding the foregoing provisions of this Section, the annual rate of that portion of the retirement income payable to the Member at Pension Commencement Date which is in respect of Credited Service after December 31, 1994 under the foregoing provisions of this Section and Section 9.02 shall not exceed the sum of (i) and (ii), where

(i)	is equal to the product of (A) and (B) as follows:

(A)	the amount specified in subparagraph 8.03(a)(ii);

(B)	Credited Service after December 31, 1994;

(ii)	is equal to the product of (A) and (B) as follows:

(A)	twenty-five percent (25%) of the average of the YMPE for the calendar year in which the retirement income commences to be paid and the two (2) preceding calendar years, divided by thirty-five (35);

(B)	the Member’s Credited Service after December 31, 1994.

9.04	Postponed Retirement

A Member retiring on a Postponed Retirement Date shall receive an amount of retirement income payable from his Postponed Retirement Date and computed in accordance with Article 8 using his Postponed Retirement Date as the Date of Determination.

9.05	Additional Retirement Benefits

A Member who is eligible to receive benefits in accordance with the foregoing provisions of this Article, shall receive a lump sum payment equal to the amount, if any by which his Required Contributions made on or after January 1, 1995, together with Interest, exceed fifty percent (50%) of the Actuarial Equivalent value of any retirement income earned in respect of Credited Service or Plan amendments made on or after January 1, 1995.

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Article 10—Payment of Retirement Benefits

10.01	Normal Form

Subject to Sections 10.02 and 10.03, payment of retirement income payable under Article 9 or 12, except any temporary retirement income payable under Section 9.03, shall be in the form of an annual retirement income payable in equal monthly instalments for the life of the Member with the last payment due on the first (1st) day of the month in which the death of the Member occurs and with a guarantee that if the Member dies before sixty (60) payments are made, the remaining payments shall be paid to the Member’s Beneficiary.

10.02	Statutory Spousal Pension

If a Member has a Spouse on the date on which payment of the first instalment of the retirement income is due, the statutory spousal pension of sixty percent (60%) payable upon the death of the Member shall apply without the guarantee described in Section 10.01, unless waived by the Spouse in accordance with Applicable Pension Laws. Such survivor pension is to be paid to the Member’s Spouse commencing on the first (1st) day of the month following the month in which the death of the Member occurs and ending on the first (1st) day of the month in which the death of the Member’s Spouse occurs.

For the retirement income accumulated in respect of service on or after January 1, 1995, no actuarial adjustment is applied to the Member’s lifetime retirement income and the temporary retirement income to account for the statutory continuation to his Spouse under this paragraph. For the retirement income accumulated in respect of service prior to January 1, 1995, the retirement income shall be adjusted so that it is the Actuarial Equivalent of the normal form described in Section 10.01.

10.03 Election	of Optional Form

In lieu of the annuity described in Sections 10.01 and 10.02, a Member may, in the written form prescribed by and filed with the Company prior to payment of the first instalment of the benefit, elect to receive the retirement income payable under Article 9 or 12, except any temporary retirement income payable under Section 9.03, in one of the forms specified in the following paragraphs (a), (b), (c), (d) and (e). If a Member who has a spouse makes an election under paragraph (a), (b) or (c), it shall be subject to conditions prescribed by Applicable Pension Laws. An election to receive an optional form of retirement income under this Section may be revoked or changed provided that either

(i)	written notice of such revocation or change is received from the Member by the Company prior to payment of the first instalment of the benefit, or

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(ii)	if the Member elected an optional form under paragraph (b) or (c), the Member’s Spouse has died prior to payment of the first instalment of the benefit.

(a)	Life Annuity—Guaranteed Term

The retirement income is in the form of an annual retirement income payable in equal monthly instalments for the life of the Member with the last payment due on the first (1st) day of the month in which the death of the Member occurs and with a guarantee that if the Member dies before one hundred and twenty (120) or one hundred and eighty (180) payments are made, as elected by the Member, the remaining payments shall be paid to the Member’s Beneficiary. The value of the benefit payable under an optional form described in this paragraph shall be the Actuarial Equivalent of the benefit payable under the normal form described in Section 10.01.

(b)	Life Annuity Continuing to Spouse—60%

The retirement income is in the form of an annual retirement income payable in equal monthly instalments for the life of the Member with the last payment due to the Member on the first (1st) day of the month in which the death of the Member occurs and sixty percent (60%) of such income continuing to be paid to the Member’s Spouse commencing on the first (1st) day of the month following the month in which the death of the Member occurs and ending on the first (1st) day of the month in which the death of the Member’s Spouse occurs. An actuarial adjustment is applied as described in Section 10.02.

(c)	Life Annuity Continuing to Spouse—66 2/3%, 75% or 100%

The retirement income is in the form of an annual retirement income payable in equal monthly instalments for the life of the Member with the last payment due to the Member on the first (1st) day of the month in which the death of the Member occurs and sixty-six and two-thirds percent (66 2/3%), seventy-five (75%) or one hundred (100%) of such income, as elected by the Member, continuing to be paid to the Member’s Spouse commencing on the first (1st) day of the month following the month in which the death of the Member occurs and ending on the first (1st) day of the month in which the death of the Member’s Spouse occurs. The value of the benefit payable under an optional form described in this paragraph shall be the Actuarial Equivalent of the benefit payable under the optional form described in paragraph (b).

(d)	Other Options

In lieu of any other form of retirement income specified in this Article, a Member may elect any other optional form that is acceptable under Revenue Rules and Applicable Pension Laws and that may be approved and made available by the Company from time to time.

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10.04	Spousal Continuance of Bridge Benefits

Subject to Section 10.02, if a Member elects to receive his retirement income in accordance with paragraph 10.03(b) or 10.03(c), sixty percent (60%) of any temporary retirement income payable under Section 9.03 shall continue to be paid to the Member’s Spouse commencing on the first (1st) day of the month following the month in which the death of the Member occurs and ending on the first (1st) day of the month preceding the earliest of the Member’s Normal Retirement Date and the date on which the death of the Spouse occurs. No actuarial adjustment is applied to the Member’s temporary retirement income to account for the continuation to his Spouse under this Section.

10.05	Ad Hoc Increases

In its sole discretion, the Company may amend the Plan to provide ad hoc increases to the amounts of retirement income being paid to Members and joint annuitants.

10.06	Maximum Payment Amount

Notwithstanding Section 10.05, in no event shall

(a)	the amount of retirement income paid to the Member in respect of retirement income payable under Article 9 or 12, except any temporary retirement income payable under Section 9.03, exceed such portion of retirement income in the year of commencement, adjusted from that time to reflect increases in the Consumer Price Index as published by Statistics Canada; and

(b)	the amount of retirement income paid to the Member in respect of any temporary retirement income payable under Section 9.03, exceed such portion of retirement income in the year of commencement, adjusted from that time to reflect increases in the Consumer Price Index as published by Statistics Canada.

The above paragraph shall also apply to any portion of retirement income continuing to the Member’s joint annuitant or Beneficiary after the Member’s death.

10.07	Non-Commutability of Annuities

Subject to Articles 11, 12 and 14, an annuity required to be paid under the terms of the Plan shall not be surrendered or commuted, except that if the value or amount of retirement income is not greater than such maximum commutation value or amount as may be set out in the appropriate section of Appendix A, such retirement income may be commuted in a lump sum at the discretion of the Company or person entitled to such retirement income, as specified in the appropriate Schedule of Appendix A. The value of any such form of benefit settlement shall be the Actuarial Equivalent of the benefit remaining to be paid.

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Article 11—Death Benefits

11.01 Death	Benefits Prior to Retirement Date

(a)	If a Member who is accruing Continuous Service dies prior to Normal Retirement Date, the following benefits are payable to the Spouse or, if there is no Spouse, the Beneficiary:

(i)	sixty percent (60%) (for an Employee whose Province of Employment is Ontario: 100%) of the lump sum Actuarial Equivalent of the retirement income that the Member would have been eligible to receive in accordance with Section 9.02 or Article 12, as applicable, in respect of Credited Service, or Plan amendments made, on and after January 1, 1993 (for an Employee whose Province of Employment is Ontario: January 1, 1987) but prior to January 1, 1995, had the Member retired or terminated employment on the date of death;

(ii)	the lump sum Actuarial Equivalent of the retirement income that the Member would have been eligible to receive in accordance with Section 9.02 or Article 12, as applicable, in respect of Credited Service, or Plan amendments made, on or after January 1, 1995, had the Member retired or terminated employment on the date of death; and

(iii)	the amount, if any, by which the Member’s Required Contributions made on or after January 1, 1995, together with Interest, exceed fifty percent (50%) of the amount specified in (ii) above.

If there is a Spouse:

-	the Spouse shall transfer the benefits under (i) and (ii) above, as applicable, as set out in paragraph 14.03;

-	the benefit under (iii) above shall be transferred in the same manner as the benefit under (ii) above unless the Spouse elects, in the sixty (60) day period following the Member’s death or any longer period as may be authorized by the Company, to receive such benefit in a lump sum; and

-	for an Employee whose Province of Employment is Ontario, his Spouse can elect to receive the above benefits either as a lump sum or, on an Actuarially Equivalent basis, as a retirement income commencing on or before the Spouse’s attainment of age sixty-five (65).

If there is no Spouse, the above benefits are payable in a lump sum to the Beneficiary.

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(b)	If a Member who is accruing Continuous Service dies on or after Normal Retirement Date, but before Postponed Retirement Date, the Spouse or, if there is no Spouse, the Beneficiary shall receive the benefits specified in paragraph (a) with the reference to Sections 9.02 and 9.03 changed to Section 9.04.

11.02	Death Benefits for Terminated Employees

(a)	If a Member has ceased to accrue Continuous Service and has an entitlement to deferred retirement income benefits in accordance with Article 12, and if the death of such Member occurs prior to the commencement of such retirement income and prior to January 1, 1993 (for an Employee whose Province of Employment is Ontario: January 1, 1988), no benefit is payable from the Plan.

(b)	If a Member has ceased to accrue Continuous Service and has an entitlement to deferred retirement income benefits in accordance with Article 12, and if the death of such Member occurs prior to the commencement of such retirement income but after December 31, 1992 (for an Employee whose Province of Employment is Ontario: December 31, 1987), the Spouse, or if there is no Spouse, the Beneficiary shall receive the benefits specified in paragraph 11.01(a), with the reference to Section 9.02 deleted, to the extent not previously refunded or transferred.

11.03	Death Benefits After Retirement Date

If the death of a Member occurs after the payment of his retirement income under Article 9 or 12 has commenced, there shall be paid to the Beneficiary or the Spouse, as applicable, any benefits due in accordance with the retirement income option elected by the Member under Article 10. In the case of a Member who did not elect, and was not deemed to have elected, an optional form of retirement income, payment shall be made to the Member’s Beneficiary in accordance with Section 10.01. In no event however, shall the sum of the retirement instalments made under the Plan be less than the Member’s Required Contributions with Interest as of the Member’s Date of Determination.

11.04	Commutation of Death Benefits

(a)	The amount of retirement income payable to a Member’s Beneficiary under a guarantee option may, if so requested by the Beneficiary in the sixty (60) day period following the Member’s death or any longer period as may be authorized by the Administrator, be paid in a lump sum that is the Actuarial Equivalent of the remaining retirement income payments under the guarantee option. In the absence of such a request, the Beneficiary shall receive the remaining monthly retirement income payments under the guarantee option as they fall due.

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(b)	The amount of retirement income payable to a Member’s estate under a guarantee option shall be paid in a lump sum that is the Actuarial Equivalent of the remaining retirement income payments under the guarantee option.

11.05	Beneficiary Designation

A Member shall designate, in writing, a Beneficiary to receive any benefits that are payable under the Plan to a Beneficiary upon the death of such Member and may change such designation from time to time. Such designation or change must be in accordance with any law applicable to the Member and shall be in such form and executed in such manner as the Company, from time to time, determine. Any designation or change must be filed with the Company. Benefits payable as a result of the death of the Member shall be paid in accordance with the most recent designation filed by the Member with the Company and, in the absence of an effective designation of a Beneficiary, the Company shall instruct the Funding Agency to make payment of any death benefits payable to the Beneficiary under the Plan to the estate of the Member and any such payment shall completely discharge all liability with respect to the amount paid. Any Beneficiary designations in respect of a benefit payable under the Prior Plan that are on record with the Company as of January 1, 1995 shall remain in effect for the purposes of the Plan until the Member changes such designation.

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Article 12 — Termination of Employment

12.01	Not Vested

A Member whose employment with the Company is terminated prior to the completion of two (2) years of Continuous Service, for any reason other than death or retirement, shall receive a lump sum payment equal to his Required Contributions with Interest.

12.02	Vested

A Member whose employment with the Company is terminated for any reason other than death or retirement, after the completion of two (2) years of Continuous Service, is entitled to receive benefits as follows:

(a)	the retirement income computed in accordance with Article 8 using his date of termination of employment as the Date of Determination, payable in accordance with Article 10 and commencing at Normal Retirement Date; and

(b)	the amount by which Required Contributions made on or after January 1, 1995, together with Interest, exceed fifty percent (50%) of the Actuarial Equivalent value of any entitlement under subparagraph (i) in respect of his Credited Service, or Plan Amendments made, on or after January 1, 1995.

Item (b) above is payable in a lump sum.

12.03	Earlier Payment of Vested Pension

A Member whose employment with the Company is terminated and who is entitled to a deferred retirement income under the foregoing provisions of this Article may elect to receive such retirement income commencing on the first (1st) day of any month in the ten (10) year period prior to Normal Retirement Date.

(a)	Retirement Income Accumulated Prior to January 1, 1995

The retirement income in respect of Credited Service prior to January 1, 1995 payable to a Member who elects an earlier payment of his retirement income in accordance with this Section shall be reduced if the pension commences prior to age sixty (60). Such reduction shall be calculated so that it is the Actuarial Equivalent of the retirement income otherwise payable at age sixty (60).

(b)	Retirement Income Accumulated on or After January 1, 1995

The retirement income in respect of Credited Service on or after January 1, 1995 payable to a Member who elects an earlier payment of his retirement income in accordance with this section and whose employment with the Company was

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terminated after the completion of fifteen (15) years of Continuous Service and whose age and Continuous Service totalled sixty (60) years or more, shall be equal to the retirement income otherwise payable at Normal Retirement Date multiplied by the early retirement factor determined in accordance with paragraph 9.02(c) using the date on which retirement income commences as the Pension Commencement Date. Otherwise, the retirement income shall be reduced so that it is the Actuarial Equivalent of the retirement income otherwise payable at Normal Retirement Date.

Notwithstanding the above, the resulting reduction on the Member’s retirement income provided under paragraphs (a) and (b) shall at least provide for the reduction described in paragraph 9.02(d).

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Article 13 — Disability

13.01	Accrual of Credited Service

(a)	During the continuance of a Member’s Long-Term Disability, his Credited Service shall continue to accrue at the rate in effect immediately prior to the commencement of his Long-Term Disability.

(b)	The Member shall continue to be entitled to Credited Service accrued under paragraph (a) even if the Member fails to return to active employment upon expiry of the period of Long-Term Disability.

13.02	Recovery

(a)	Should a Member’s Long-Term Disability cease, and provided the Member is eligible, the Member may elect to retire. If the Member is not eligible or does not elect to retire and if the Member does not return to active employment with the Company, the Member shall be deemed to terminate employment in accordance with Article 12 on the date the Member’s Long-Term Disability ceases.

(b)	For the purposes of paragraph (a), the Long-Term Disability of the Member shall be deemed to have ceased not later than his Normal Retirement Date.

13.03	Earnings Average and Applicable Provisions

(a)	Should a Member’s Long-Term Disability cease for any reason other than return to active employment with the Company, for the purposes of determining the benefits payable under Article 9, 11 or 12,

(i)	his Best Average Earnings and YMPE Average shall be determined using the date on which his Long-Term Disability has commenced as the Date of Determination; and

(ii)	subject to Applicable Pension Laws and Revenue Rules, the Plan provisions shall be those in effect immediately prior to the commencement of his disability.

(b)	Should a Member’s Long-Term Disability cease due to return to active employment with the Company, for the purposes of calculating his YMPE Average, any full calendar month during which he was absent due to a Long-Term Disability shall be excluded.

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Article 14 — Transfers

14.01	Transfer of Employment

If a Member is transferred within the Company to a category of employment such that the Member ceases to be an Employee for the purposes of the Plan or is transferred to a legal entity which is associated with the Company which does not itself participate in the Plan,

(a)	this transfer shall not constitute a termination of employment for the purposes of Article 12;

(b)	the Member’s Continuous Service shall include all periods of uninterrupted employment of the Member with a legal entity which is associated with the Company;

(c)	the Member’s Credited Service shall exclude those periods of his employment with the Company or a legal entity which is associated with the Company while the Member was not an Employee;

(d)	benefits shall be payable under the Plan on the date the Member is no longer being employed by the Company or a legal entity which is associated with the Company in accordance with the applicable provisions of the Plan.

14.02	Transfer to Other Registered Plan

(a)	A Member whose employment with the Company is terminated more than ten (10) years prior to Normal Retirement Date, for any reason other than death or retirement, and is entitled to an amount of deferred retirement income, may direct that the lump sum Actuarial Equivalent of his benefit be transferred to:

(i)	another registered pension plan;

(ii)	an insurance company for the purchase of a life annuity contract; or

(iii)	such other registered vehicle as may be approved under Applicable Pension Laws and Revenue Rules, subject to any approval by the Member’s Spouse that is required by Applicable Pension Laws;

as designated by the Member; provided, however, that the administrator of such plan or vehicle agrees in writing to administer such transferred benefit within the conditions of Applicable Pension Laws. The Member may elect to make such a transfer:

(iv)	upon termination of employment with the Company;

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(v)	at any other date as may be specified in Applicable Pension Laws; and

(vi)	at any other date as may be authorized by the Company.

(b)	The Company may require a Member whose Province of Employment is not Ontario, who is entitled to an amount of deferred retirement income, who has not attained age fifty-five (55) and who terminates employment on or after January 1, 1993 to transfer, in lieu of any other benefit under the Plan, the lump sum Actuarial Equivalent of such deferred retirement income as set out in paragraph (a), if such lump sum Actuarial Equivalent is less than ten percent (10%) of the YMPE in the year of termination.

14.03	Transfer Options for Cash Settlements

The Member or the Spouse who is entitled to an amount in lump sum form in accordance with Section 10.07, Article 11 or Article 12, may elect to have this amount:

(a)	paid into another registered pension plan, if this other plan so permits;

(b)	paid into a registered retirement savings plan;

(c)	transferred to an insurance company for the purchase of an immediate annuity or a deferred life annuity commencing not later than December 31 of the calendar year during which the Member or Spouse, as applicable, attains age sixty-nine (69), in a form acceptable under Revenue Rules; or

(d)	paid into such other registered vehicle as may be approved under Revenue Rules.

Such an election must be filed with the Company not later than thirty (30) days after the Member’s date of termination or death, as applicable, or within any longer period as may be authorized by the Company. In the absence of such an election, the lump sum shall be paid in a cash settlement.

14.04	Limitations on Transfers

(a)	An amount transferred in accordance with Section 14.02, or a cash settlement payable to a Member under Section 10.07 and transferred in accordance with Section 14.03, shall not exceed, if such transfer is not made to a defined benefit provision of a registered pension plan, the greater of the Member’s Required Contributions with Interest and the product of:

(i)	the annual amount of retirement income computed in accordance with Article 8 using the Member’s date of termination of employment or Retirement Date, as applicable, as the Date of Determination; and

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(ii)	the appropriate factor from the following table:

Attained Age at Date of Calculation	Factor
Under 50	9.0
50	9.4
51	9.6
52	9.8
53	10.0
54	10.2
55	10.4
56	10.6
57	10.8
58	11.0
59	11.3
60	11.5
61	11.7
62	12.0
63	12.2
64	12.4
65	12.4
66	12.0
67	11.7
68	11.3
69	11.0
70	10.6
71	10.3

For non-integral ages lower than sixty-four (64), the appropriate factor shall be determined on an interpolated basis.

(b)	If the amount to be transferred exceeds the maximum transferable amount in accordance with paragraph (a), the excess shall be paid in cash to the Member, subject to Applicable Pension Laws and as permitted under Revenue Rules.

(c)	Any payment made under Sections 10.07, 11.01, 11.02, 11.04 and 14.02, excluding any refund of Required Contributions with Interest, shall be subject to any limitations prescribed by Applicable Pension Laws in respect of the transfer of monies from the Fund.

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Article 15 — Contributions and Funding

15.01	Company Contributions

Based upon the amounts estimated by the Actuary and subject to Section 15.02, the Company will contribute to the Fund such amounts as are required in accordance with, and within the time limits specified in, Applicable Pension Laws. Subject to Applicable Pension Laws, the liability of the Company at any time is limited to such contributions as should have theretofore been made by it in accordance with Applicable Pension Laws. Notwithstanding the foregoing, contributions made to the Plan after 1990 by the Company shall only be made if they are eligible contributions in accordance with Revenue Rules.

15.02	Surplus

At the discretion of the Company and subject to the provisions of Applicable Pension Laws, any surplus determined by the Actuary, or a portion thereof, may be used to determine or to reduce the contributions of the Company under the Plan or may, to the extent allowed and subject to any conditions or approval procedures under Applicable Pension Laws and Revenue Rules, be returned to the Company.

15.03	Excess Contributions

(a)	In the event that the Company or a Member makes a contribution to the Plan which would cause the revocation of the Plan’s registration under the Income Tax Act then, subject to conditions or approval procedures under Applicable Pension Laws, such contributions shall be returned to the Company or the Member, as applicable.

(b)	in the event that the Company makes a contribution to the Plan which is subsequently determined to be an overpayment of required contributions then, subject to the provisions of Applicable Pension Laws and Revenue Rules, such contribution may be returned to the Company.

15.04	Fund

(a)	The retirement income and other benefits provided under the Plan, shall be financed by a Fund established for the purposes of the Plan under which all contributions and investment income are held to pay such retirement income and other benefits, and the fees, costs and expenses to be paid from the Fund as specified in paragraph (f).

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(b)	The Company shall be responsible for the selection of a Funding Agency. The Fund (or a portion thereof) shall be maintained and administered by a Funding Agency in accordance with the terms of the Funding Agreement entered into between the Company and such Funding Agency. The Company and the Funding Agency may agree to amend the form and the terms of the Funding Agreement at any time and from time to time. The Company may further appoint an organization licensed to provide investment management services, to manage the investment of any portion of the Fund. The Company may replace any Funding Agency or investment manager at any time, in accordance with the terms of any applicable agreement or contract.

(c)	The Funding Agreement is ancillary to the Plan and is intended to receive contributions made to the Plan and to give effect to the provisions of the Plan relating to the safekeeping and investment of the assets of the Fund and to facilitate the payment of the benefits and other payments properly made under the Plan, in accordance with Applicable Pension Laws and Revenue Rules, and not to create rights to payments from the Fund that are in addition to those payments expressly provided under the Plan. In the case of conflict between the provisions of the Plan and those of the Funding Agreement, the provisions of the Plan shall govern.

(d)	Subject to Applicable Pension Laws, the retirement income and other benefits provided under the Plan shall only be paid to the extent that they are provided for by the assets held in the Fund, and no liability or obligation to make any contributions thereto or otherwise shall be imposed upon a Funding Agency or the Company other than in accordance with Section 15.01.

(e)	The investment of the Fund shall be made in accordance with Applicable Pension Laws and Revenue Rules.

(f)	Fees of a Funding Agency, fees of an investment manager, investment brokerage, transfer taxes and similar costs arising as a result of the making of investments, sale of assets or realization of investment yield, and the expenses reasonably incurred or compensation properly paid in the course of the administration of the Plan, shall be paid by the Company in cash or from the Fund as determined by the Company.

15.05	Claims on the Fund

No Member or any person claiming through the Member shall have any right to, or any interest in, any part of the Fund, or to any benefit or other payment from the Fund, except to the extent specifically provided from time to time under the Plan, the Funding Agreement or Applicable Pension Laws.

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15.06	Sole Recourse to Fund

A Member or other person having any claim through the Member shall have recourse solely to the Fund for any benefit or other payment from the Plan. Under no circumstances shall any liability attach to the Company or any director, officer or employee of the Company for any benefit or other payment hereunder.

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Article 16 — Protection of Benefits

16.01	Non-Assignability of Benefits

Except as permitted under Section 16.02, no benefit, right or interest provided under the Plan shall be capable of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, seizure, attachment or other legal or equitable process, and capable of being given as security or surrendered.

16.02	Support and Division of Property on Marriage Breakdown

(a)	Subject to Applicable Pension Laws and pursuant to a written agreement, decree, order or judgment of a competent tribunal, a benefit payable under the Plan may be subject to execution, seizure or attachment in satisfaction of an order for support or maintenance or may be assigned, pledged, charged, encumbered or alienated to satisfy a division of matrimonial property.

(b)	The determination of the benefit payable to a person under paragraph (a) shall be subject to Applicable Pension Laws and Revenue Rules.

(c)	The Member’s benefit entitlements shall be reduced to account for the value of any settlement made under paragraph (a). Such reduction shall be determined in accordance with Applicable Pension Laws and Revenue Rules.

16.03	Facility of Payment

If the Company shall receive evidence which in its absolute discretion is satisfactory to it that:

(a)	a person entitled to receive any payment provided for in the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor,

(b)	another person or an institution is then maintaining or has custody of such payee, and

(c)	no guardian, committee or other representative of the estate of such payee shall have been duly appointed,

then the Company may direct the payment to the person or institution specified in paragraph (b), and such payment shall be a valid and complete discharge to the Plan for the payment.

In the absence of the appointment of a legal guardian, any benefit payable to a minor may be paid to such adult or adults as have, in the absolute discretion of the Company assumed the custody and principal financial support of such minor.

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Article 17 — Amendment or Discontinuance

17.01	Amendment

The Company expects to continue the Plan indefinitely, but nevertheless reserves the right to:

(i)	amend the Plan,

(ii)	terminate the Plan,

(iii)	merge or consolidate the Plan with any other pension plan adopted by the Board, or

(iv)	transfer, merge or consolidate the assets or liabilities of the Plan with the assets and liabilities of any other pension plan without maintaining a separate fund and account in respect thereof,

provided that no such action shall adversely affect any right with respect to benefits which have accrued immediately prior to the time such action is taken, except as provided in Sections 17.02 or 17.04. The accrued benefits will be computed using as the applicable Date of Determination, the earliest of the date the Member ceases to accrue Continuous Service and the date of the amendment, termination, merger or consolidation of the Plan or Fund, as applicable.

Any amendment of the Plan shall be made by

(a)	the adoption of a resolution by the Board, or

(b)	the execution of a certificate of amendment by an officer of the Company authorized by a resolution of the Board to amend the Plan.

A copy of each amendment shall be provided forthwith to the Company. All such amendments shall be binding on the Company and each Member.

17.02	Amendment Required to Maintain Registration

Notwithstanding any other provisions of the Plan, the Company may amend the Plan as is necessary to maintain the registration of the Plan under Applicable Pension Laws and the Income Tax Act. Section 17.01 shall not restrict the Company’s ability to make an amendment to the Plan, including, but without limiting the generality of the foregoing, an amendment providing for benefits to be reduced, when the purpose of the amendment is to maintain such registration of the Plan. Any such benefit reduction shall be subject to conditions or approval procedures under Applicable Pension Laws.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 37

17.03	Certification of Post-1989 Additional Benefits

An amendment to the Plan which creates additional benefits in respect of a period of employment after 1989 and which must be certified by the Minister of National Revenue in accordance with Revenue Rules shall not be effective in respect of a Member until such certification has been received for that Member, and such additional benefits will not be paid as a result of the amendment prior to certification. The Company shall apply for such certification before it makes any contributions to the Plan in respect of such amendment.

17.04	Discontinuance

In the event the Plan is discontinued at any time in whole or in part with respect to a specified group of Members only, the assets of the Fund (or the interest therein of Members affected by a partial discontinuance) shall be allocated to provide, to the extent of said assets and subject to Applicable Pension Laws, the benefits then accrued under the Plan. Accrued benefits will be computed using the date the Member ceases to accrue Continuous Service as the applicable Date of Determination. Such allocation shall be made in accordance with the following method:

(a)	assets must be allocated firstly to provide for benefits equal to the value of the Members’ Required Contributions with Interest;

(b)	to the extent that assets have not been allocated under paragraph (a), assets must be allocated to provide for accrued benefits in respect of which no unfunded liability was established or, if a liability was established, the liability has been amortized at the date of the discontinuation of the Plan; and

(c)	to the extent that assets have not been allocated under paragraphs (a) and (b), assets must be allocated to provide for accrued benefits in respect of which an unfunded liability or solvency deficiency has not been amortized at the date of the discontinuation of the Plan;

or another method then established by the Company in consultation with the Actuary and filed and approved by the appropriate authorities in accordance with Applicable Pension Laws.

17.05	Settlement on Discontinuance of Plan

For the purposes of Section 17.04, provision for accrued benefits means payment to or for the Member in the form of cash, the purchase of annuity contracts, the transfer of monies to other registered pension plans or to approved registered vehicles, or the continuation of the Fund or a combination thereof, at the discretion of the Company and as permitted under Applicable Pension Laws and Revenue Rules.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 38

17.06	Surplus upon Discontinuance

Upon discontinuance of the Plan, in whole or in part, any assets of the Fund (or the appropriate portion of the Fund in the case of a partial discontinuance) in excess of those required to discharge all liability for accrued benefits shall be paid to the Company, except to the extent that Applicable Pension Laws otherwise require.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 39

Article 18 — Disclosure

18.01	Plan Explanation

Within the period prescribed by Applicable Pension Laws, the Company shall provide to each Employee who becomes eligible for membership in the Plan, a written description of the Plan. Such description shall explain the terms and conditions of the Plan and amendments thereto applicable to the Employee and the rights and obligations of the Employee in respect of the Plan.

Except as otherwise permitted or required under Applicable Pension Laws, the Company shall provide a written explanation of an amendment to each Employee affected by the amendment not later than sixty (60) days after registration of any amendment to the Plan.

18.02	Inspection

The Company shall permit a Member, or such person as is required to be permitted under Applicable Pension Laws, to examine the Plan text and any other related documents required to be made available under Applicable Pension Laws, at such time and places as may be required by Applicable Pension Laws.

18.03	Benefits Statement

(a)	Within the period prescribed by Applicable Pension Laws, the Company shall provide to each Member a written statement describing the benefits the Member has earned to date and such other information as required under Applicable Pension Laws.

(b)	Upon cessation of employment of a Member or upon termination of the Member’s active membership in the Plan, the Company shall provide to the Member (or the person entitled to benefits in the event of the Member’s death) within the period prescribed by Applicable Pension Laws, a written statement of the benefits and options to which the Member is entitled.

18.04	Other Information

The Company shall provide such other information regarding the Plan, statistical or otherwise, as is required under Applicable Pension Laws and Revenue Rules.

18.05	Limitation

Such explanation, statement or right of disclosure of the Plan text and other documents provided shall have no effect on the rights or obligations of any person under the Plan, and shall not be referred to in interpreting or giving effect to the provisions of the Plan.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 40

Neither the Company, nor any employee, officer or director of the Company who is involved in the administration of the Plan shall be liable for any loss or damage claimed by any person to have been caused by any error or omission in such explanation, statement or other information.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 41

Article 19 — Administration

19.01	Administrator

The Company is the Administrator of the Plan for all purposes including, without limitation, for purposes of Applicable Pension Laws. To facilitate any action required to be taken by the Company under the provisions of the Plan, the Board has established the Pension Administration Board to act on behalf of the Company.

19.02	Interpretation of Plan Provisions

The Company may from time to time direct that appropriate records be maintained and may establish rules for the administration of the Plan. The Company shall have the exclusive right to interpret the Plan provisions and to decide any matters arising hereunder in the administration and operation of the Plan. All interpretations and decisions shall be applied as nearly as may be possible in a uniform manner to all Members similarly situated.

19.03	Entitlements to Rely on Statements

The Company and members of the Pension Administration Board may rely in good faith on the statements or reports of the Funding Agency, the Actuary, an accountant, an appraiser, a lawyer or other professional advisor retained by the Company or the Pension Administration Board.

19.04	No Personal Liability

Subject to Applicable Pension Laws, neither the Company, nor any member of the Pension Administration Board, nor any director, officer or other employee of the Company shall be liable to any person whatsoever for anything done or omitted to be done in respect of the administration of the Plan, except where the act or omission was fraudulent or in bad faith on the part of the person against whom a claim is made.

19.05	Indemnification

The Company shall indemnify and save harmless the members of the Pension Administration Board and any other employees who are involved in the administration of the Plan from the effects and consequences of their acts, omissions and conduct in their formal capacity to the extent permitted by law except for their own wilful and intentional malfeasance or misconduct. No part of the Fund shall be used for indemnification payments.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 42

19.06	Company Records

Whenever the records of the Company are used for the purposes of the Plan, such records shall be conclusive of the facts with which they are concerned.

19.07	Information Provided by the Member

An eligible Employee, a Member, a Beneficiary or a Spouse shall sign such application forms prescribed by the Company and furnish proof of age and furnish such other data and sign such documents as the Company deems necessary or desirable for the proper administration of the Plan or to evidence initial or continued eligibility for a benefit hereunder.

In the absence of actual notice to the contrary, the Company shall make payment in accordance with information provided by the Member. If there is a dispute as to whether a person is a Spouse, Beneficiary or other person entitled to payments hereunder, or where two or more persons make adverse claims in respect of a benefit, or where a person makes a claim that is inconsistent with information provided by the Member, the Company may obtain court directions and the costs in respect thereof may, to the extent permitted by law, be charged against the benefit to be paid.

19.08	Arbitration of Disputes

Notwithstanding any other provisions of the Plan, the following provisions apply to the arbitration of disputes.

(a)	All disputes among parties to the Plan which Applicable Pension Laws require be settled by arbitration shall be finally and conclusively settled by arbitration under the Commercial Arbitration Act (British Columbia) and the Rules for Domestic Commercial Arbitration Proceedings of the British Columbia International Commercial Arbitration Centre (the “Rules”), except as otherwise provided herein or required by Applicable Pension Laws. The appointing authority shall be the British Columbia International Commercial Arbitration Centre (the “BCICAC”). Any case so arbitrated shall be administered by the BCICAC in accordance with its “Procedures for Cases under the BCICAC Rules”. The place of arbitration shall be Vancouver, British Columbia.

(b)	A party to the dispute may commence an arbitration of the dispute by notifying the other party to the dispute of its desire to submit the dispute to arbitration and:

(i)	the parties to the dispute shall agree on a single arbitrator. The arbitrator selected shall be an active member of the Law Society of British Columbia or a Fellow of the Canadian Institute of Actuaries who by virtue of his experience and training can reasonably be considered an expert in pension law matters;

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 43

(ii)	the arbitrator selected shall hear and determine the dispute as provided in this Section; and

(iii)	the arbitrator shall issue a written decision which shall be final and binding to the extent permitted by law on the parties to the dispute and any other person affected by it.

(c)	If the parties cannot agree on the single arbitrator within thirty (30) days after the arbitration has commenced, a party to the dispute may ask the BCICAC to appoint an arbitrator.

(d)	In no event shall any portion of the costs of an arbitrator under this Section ever be paid out of the Fund. All costs of an arbitrator under this Section must be paid by the parties to the dispute being arbitrated in such amount and proportions as the arbitrator may determine.

(e)	In arbitrating a dispute under this Section, an arbitrator shall have regard to such principles as is required by law and shall also consider the funding risks assumed by the parties.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	Page 44

SCHEDULE A

PRIOR PENSIONS AND

CREDITED PAST SERVICE

This schedule outlines the Prior Pension and Credited Past Service accumulated under the Prior Plan and to be used in the computation of the benefits payable under the Plan.

	Credited Past Service (Years)	Prior Pension (Annual Amount)
BATEY, GARY	3.187	$1,843.28
BERARDO, KATHLEEN	14.064	$7,784.65
BLAINE, PATRICIA	17.598	$11,092.75
BOOTH, PETER	4.706	$2,747.70
CHECORA, ALLEN B.	9.359	$6,704.71
CRAWFORD, JOANNE	5.959	$3,444.73
CRESSMAN, S. MICHAEL	1.701	$1,305.42
DEVLIN, WENDY	7.448	$2,305.40
DYCK, KURT	7.590	$7,295.17
FOX, STEPHEN R.	12.542	$20,757.58
GRADLEY, ROBERT	1.795	$978.78
KING, DAVE	7.848	$10,169.87
LAWRENCE, DENNIS	16.792	$17,379.97
MATTHEWS, MILLARD	3.268	$1,879.80
MCLEAN, LARRY R.	33.484	$19,691.89
MIDDLEMASS, JOHN	4.867	$2,264.16
PORTEOUS, DUFF	2.292	$993.34
POWER, KEVIN	3.926	$3,120.90
ROBERTSON, IAN	7.951	$10,900.27
SISSON, WILLIAM R.	12.750	$9,779.34
STEWART, HEATHER	4.572	$2,378.56
SYLVESTER, BRAD	2.773	$1,465.74
TOWNSEND, PETER	6.161	$4,612.73
TRAUDT, ROXANNE	4.168	$1,879.03
VUKETS, JAMES	6.072	$4,280.10
WILKER, RICHARD G.	25.845	$19,574.65
ZABARYLO, PETER	2.518	$995.71

Note: The annual pension is net of any union pension offset.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX A Page 1

Provincial Provisions—British Columbia

1.	Application

Any particular provision of this section shall apply to Member for benefits, rights or entitlements acquired during a period of employment as a British Columbia Employee with the Company.

2.	Definitions

In this Schedule, the following terms shall, unless the context dearly indicates otherwise, have the following meanings.

(a)	“British Columbia Employee” means an Employee whose Province of Employment is British Columbia;

(b)	“Spouse” means, in relation to a Member, the person of the opposite sex who, at the earlier of the commencement of the Member’s pension and the date of the Member’s death, meets one (1) of the following eligibility requirements:

(i)	the person who is married to the Member and is not living separate and apart from the Member; or

(ii)	if there is no person under subparagraph (i), the person who has lived with such Member as husband and wife for the preceding two year period.

3.	Maximum Commutation Amount

For purposes of Section 10.07,

(a)	the maximum allowable commutation amount shall be an annual pension of two percent (2%) of the YMPE as at the Date of Determination;

(b)	the maximum allowable commutation value shall be a lump sum of four percent (4%) of the YMPE as at the Date of Determination; and

(c)	commutation is at the discretion of the Company.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX A Page 2

Provincial Provisions—Ontario

1.	Application

Any particular provision of this section shall apply to each Member for benefits, rights or entitlements acquired during a period of employment as an Ontario Employee with the Company.

2.	Definitions

In this Schedule, the following terms shall, unless the context dearly indicates otherwise, have the following meanings.

(a)	“Ontario Employee” means an Employee whose Province of Employment is Ontario.

(b)	“Spouse” means, in relation to a Member, the person of the opposite sex who, at the earlier of the commencement of a Member’s pension and the date of the Member’s death, meets one (1) of the following eligibility requirements:

(i)	the person who is married to the Member; or

(ii)	the person who is not married to the Member and is living with the Member in a conjugal relationship,

(A)	continuously for a period of not less than three (3) years, or

(B)	in a relationship of some permanence, if they are the natural or adoptive parents of a child, both as defined in the Family Law Act, 1986 (Ontario);

provided that the person is not living separate and apart from the Member at that time.

3.	Maximum Commutation Amount

For purposes of Section 10.07,

(a)	the maximum allowable commutation amount shall be an annual pension of two percent (2%) of the YMPE as at the Date of Determination; and

(b)	commutation is at the discretion of the Company.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX B Page 1

Group Retirement Savings Plan

1.	Introduction

(a)	The provisions of the Group Retirement Savings Plan (GRSP) are set out in this Appendix. The GRSP is the optional defined contribution portion of the Plan.

(b)	The basic purpose of the GRSP is to provide an opportunity to save for retirement with matching contributions by the Company.

(c)	The benefits provided under the GRSP shall be in addition to any benefits provided under the foregoing provisions of the Plan.

2.	Definitions

In this Appendix, the following terms shall, unless the context clearly indicates otherwise, have the following meanings.

(a)	“GRSP” means the Group Retirement Savings Plan set forth in this Appendix.

(b)	“GRSP Beneficiary” means the person last designated by the GRSP Member, pursuant to Section 7 of this Appendix, to receive any benefit payable to a GRSP Beneficiary under the GRSP in the event of the death of the GRSP Member.

(c)	“GRSP Company Account” means the aggregate of GRSP Company Contributions plus Investment Earnings thereon, in respect of a GRSP Member.

(d)	“GRSP Company Contributions” means the amounts deposited in the GRSP Company Account in respect of a GRSP Member.

(e)	“GRSP Member” means a Member who has contributed to the GRSP.

(f)	“GRSP Member Account” means the aggregate of GRSP Member Contributions plus Investment Earnings thereon, in respect of a GRSP Member.

(g)	“GRSP Member Contributions” means the contributions which a GRSP Member made to the GRSP or makes in accordance with Section 4 of this Appendix.

(h)	“Investment Earnings” means the investment gains and losses made by each GRSP Company Account or GRSP Member Account. The method used for calculating and allocating Investment Earnings shall be determined by the Company.

(i)	“Revision Date” means 1st of any month beginning on or after January 1, 1995.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX B Page 2

3.	GRSP Membership

Each active Member may elect to become a GRSP Member on January 1, 1995 or on any subsequent Revision Date.

4.	Contributions

(a)	In each calendar year or portion thereof, each GRSP Member may elect to contribute to the GRSP, by regular payroll deduction, at one (1) of the contribution rates specified in paragraph (b). Such GRSP Member Contributions shall cease upon the date specified in paragraph 5.01(b) but ignoring 5.01 (b)(viii).

(b)	The contribution rates referred to in paragraph (a) shall be one percent (1%), two percent (2%), three percent (3%), four percent (4%), five percent (5%) and six percent (6%) of Earnings.

(c)	On each Revision Date, each GRSP Member may elect to cease making GRSP Member Contributions or to change or reinstate his rate of GRSP Member Contributions.

(d)	In each calendar year or portion thereof and subject to the provisions of Sections 15.01 and 15.02, GRSP Company Contributions equal to thirty percent (30%) of the GRSP Member Contributions made by the GRSP Member in such calendar year or portion of calendar year shall be deposited in the GRSP Company Account of the GRSP Member.

(e)	The Company shall establish administrative procedures such that the total of GRSP Company Contributions and GRSP Member Contributions shall not exceed the amount of contributions permissible under the Income Tax Act and Revenue Rules.

5.	Investment

(a)	GRSP Member Contributions shall be deposited in individual GRSP Member Accounts.

(b)	GRSP Company Contributions shall be deposited in individual GRSP Company Accounts.

(c)	The GRSP Member Account and GRSP Company Account shall be invested, at the direction of the GRSP Member, in a number of investment options to be made available by the Funding Agency under the terms of the Funding Agreement. A GRSP Member may change such direction on each Revision Date.

(d)	GRSP Member Accounts and GRSP Company Accounts shall be valued at least monthly, at which time all interest, dividend and other investment earnings shall be allocated to each account.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX B Page 3

6.	Retirement and Termination Benefits

(a)	A GRSP Member who is eligible to receive benefits in accordance with Article 9 or 12 and who has not completed two (2) years of Continuous Service as a Member, shall receive, in a lump sum, the balance of his GRSP Member Account and his GRSP Company Account.

(b)	If a GRSP Member is eligible to receive benefits in accordance with Article 9 or 12 and has completed two (2) years of Continuous Service as a Member, the balance of his GRSP Member Account and his GRSP Company Account shall be transferred to another registered employees’ pension plan, an insurance company for the purchase of a life annuity contract, or such other vehicle as may be approved under Applicable Pension Laws, as designated by the GRSP Member; provided, however, that the administrator of such plan or vehicle agrees in writing to administer such transferred monies as a deferred life annuity within the conditions of Applicable Pension Laws. The transfers under this paragraph shall be subject to any limitations prescribed by Applicable Pension Laws in respect of the transfer of monies from the Fund.

7.	Death Benefits

(a)	If a GRSP Member dies prior to the transfer of his GRSP accounts in accordance with Section 6 of this Appendix, his Spouse or, if there is no Spouse or if his Spouse has waived, in prescribed form and subject to Applicable Pension Laws, the right to the death benefit, his GRSP Beneficiary shall receive, in a lump sum, the balance of his GRSP Member Account and his GRSP Company Account.

(b)	A GRSP Member shall designate in writing a GRSP Beneficiary to receive any benefits that are payable under the GRSP to a GRSP Beneficiary upon the death of such GRSP Member and may change such designation from time to time. Such designation or change must be in accordance with any law applicable to the GRSP Member and shall be in such form and executed in such manner as the Company may, from time to time, determine. Any designation or change must be filed with the Company. Benefits payable as a result of the death of the GRSP Member shall be paid in accordance with the most recent designation filed by the GRSP Member with the Company and, in the absence of an effective designation of a GRSP Beneficiary, the Company shall instruct the Funding Agency to make payment of any death benefits payable to the GRSP Beneficiary under the GRSP to the estate of the GRSP Member and any such payment shall completely discharge all liability with respect to the amount paid.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX B Page 4

8.	Transfers

If a GRSP Member is transferred within the Company to a category of employment such that the GRSP Member ceases to be an Employee for the purposes of the Plan or is transferred to a legal entity which is associated with the Company which does not itself participate in the Plan:

(a)	if the GRSP Member does not become a member of a pension plan which has a Group Retirement Savings Plan sponsored by the Company, the benefits payable under the GRSP shall be determined in accordance with the applicable provisions of the GRSP on the earliest of:

(i)	the GRSP Member’s no longer being employed by the Company or a legal entity which is associated with the Company;

(ii)	the GRSP Member’s death; and

(b)	if the GRSP Member becomes a member of a pension plan which has a Group Retirement Savings Plan sponsored by the Company, assets equal to his GRSP Company Account and his GRSP Member Account under the GRSP shall be transferred to such accounts under the subsequent Group Retirement Savings Plan.

Kraft Canada Inc. Retirement Plan for Former Non-Unionized Employees of Nabob Foods Limited Amended and Restated as of January 1, 1995	APPENDIX C Page 1

Retroactivity

Retroactivity—January 1, 1992

The following Plan provisions shall be effective from January 1, 1992:

—	Sections 2.19, 2.26, 2.37, 2.38, 4.01, 4.02, 4.03, 4.04, 8.03, 9.02(d), 9.03(c) 10.06 and 15.01.